                                                                    EXHIBIT 99.2

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 10-Q

(X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                For the quarterly period ended September 30, 2004

                                       OR

( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        For the transition period from ________________ to _________________

Commission File Number 001-11543

                                The Rouse Company
         ---------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Maryland                                  52-0735512
----------------------------------        ------------------------------------
 (State or other jurisdiction of          (I.R.S. Employer Identification No.)
  incorporation or organization)

     10275 Little Patuxent Parkway
           Columbia, Maryland                              21044-3456
----------------------------------------        --------------------------------
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code (410) 992-6000

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                            Yes (X)        No ( )

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

                            Yes (X)        No ( )

Indicate the number of shares outstanding of the issuer's common stock as of November 1, 2004:

  Common Stock, $0.01 par value                          103,707,035
---------------------------------             ---------------------------------
        Title of Class                                 Number of Shares

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

    Condensed Consolidated Statements of Operations and Comprehensive Income
             Three and Nine Months Ended September 30, 2004 and 2003
                (Unaudited; in thousands, except per share data)

                                                                                    Three months               Nine months
                                                                                 ended September 30,       ended September 30,
                                                                               -----------------------   -----------------------
                                                                                  2004         2003         2004         2003
                                                                               ----------   ----------   ----------   ----------
Revenues:
     Rents from tenants ....................................................   $  216,372   $  189,405   $  623,276   $  548,279
     Land sales ............................................................       53,706       62,570      258,894      220,009
     Other .................................................................       13,340       11,392       41,592       39,802
                                                                               ----------   ----------   ----------   ----------
        Total revenues .....................................................      283,418      263,367      923,762      808,090
                                                                               ----------   ----------   ----------   ----------
Operating expenses, exclusive of provision for bad debts, depreciation and amortization:
     Operating properties ..................................................      (93,940)     (81,724)    (266,252)    (235,400)
     Land sales operations .................................................      (30,009)     (29,505)    (155,443)    (129,185)
     Other .................................................................      (17,816)     (13,238)     (37,313)     (48,595)
                                                                               ----------   ----------   ----------   ----------
        Total operating expenses, exclusive of provision for bad
            debts, depreciation and amortization ...........................     (141,765)    (124,467)    (459,008)    (413,180)
                                                                               ----------   ----------   ----------   ----------
Interest expense ...........................................................      (60,379)     (54,195)    (178,626)    (163,873)
Provision for bad debts ....................................................       (2,408)      (2,997)      (7,058)      (5,682)
Depreciation and amortization ..............................................      (47,175)     (43,288)    (143,521)    (121,855)
Other income, net ..........................................................          325        2,209        2,664        6,398
Other provisions and losses, net ...........................................      (45,268)      (2,887)     (51,448)     (22,644)
                                                                               ----------   ----------   ----------   ----------
        EARNINGS (LOSS) BEFORE INCOME TAXES, EQUITY IN EARNINGS OF
            UNCONSOLIDATED REAL ESTATE VENTURES, NET GAINS
            ON DISPOSITIONS OF INTERESTS IN OPERATING PROPERTIES
            AND DISCONTINUED OPERATIONS ....................................      (13,252)      37,742       86,765       87,254
Income taxes, primarily deferred ...........................................      (18,205)      (1,627)     (57,319)     (28,205)
Equity in earnings of unconsolidated real estate ventures ..................        6,499        5,862       15,134       20,143
                                                                               ----------   ----------   ----------   ----------
        EARNINGS (LOSS) BEFORE NET GAINS ON DISPOSITIONS OF INTERESTS
            IN OPERATING PROPERTIES AND DISCONTINUED OPERATIONS ............      (24,958)      41,977       44,580       79,192
Net gains on dispositions of interests in operating properties .............          166          272       14,054       22,076
                                                                               ----------   ----------   ----------   ----------
        EARNINGS (LOSS) FROM CONTINUING OPERATIONS .........................      (24,792)      42,249       58,634      101,268
Discontinued operations ....................................................          602       (1,757)      45,529      101,456
                                                                               ----------   ----------   ----------   ----------
        NET EARNINGS (LOSS) ................................................      (24,190)      40,492      104,163      202,724
Other items of comprehensive income (loss):
        Minimum pension liability adjustment ...............................          418          ---       (1,219)         390
        Unrealized net gains on derivatives designated as
            cash flow hedges ...............................................          678        3,281        2,781           82
        Unrealized net gains on available-for-sale securities ..............          144          ---          570          ---
                                                                               ----------   ----------   ----------   ----------
        COMPREHENSIVE INCOME (LOSS) ........................................   $  (22,950)  $   43,773   $  106,295   $  203,196
                                                                               ==========   ==========   ==========   ==========
        NET EARNINGS (LOSS) APPLICABLE TO COMMON SHAREHOLDERS ..............   $  (24,190)  $   37,454   $  104,163   $  193,610
                                                                               ==========   ==========   ==========   ==========

EARNINGS (LOSS) PER SHARE OF COMMON STOCK
   Basic:
        Continuing operations ..............................................   $     (.24)  $      .44   $      .57   $     1.05
        Discontinued operations ............................................          .01         (.02)         .45         1.15
                                                                               ----------   ----------   ----------   ----------
            Total ..........................................................   $     (.23)  $      .42   $     1.02   $     2.20
                                                                               ==========   ==========   ==========   ==========
   Diluted:
        Continuing operations ..............................................   $     (.24)  $      .43   $      .56   $     1.02
        Discontinued operations ............................................          .01         (.02)         .44         1.13
                                                                               ----------   ----------   ----------   ----------
            Total ..........................................................   $     (.23)  $      .41   $     1.00   $     2.15
                                                                               ==========   ==========   ==========   ==========
Dividends per share:
        Common stock .......................................................   $      .47   $      .42   $     1.41   $     1.26
                                                                               ==========   ==========   ==========   ==========
        Preferred stock ....................................................   $      ---   $      .75   $      ---   $     2.25
                                                                               ==========   ==========   ==========   ==========

The accompanying notes are an integral part of these statements.               2

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheets
                    September 30, 2004 and December 31, 2003
                        (In thousands, except share data)

                                                                                         September 30,
                                                                                             2004        December 31,
                                                                                          (Unaudited)        2003
                                                                                         -------------   ------------
ASSETS:
   Property and property-related deferred costs:
        Operating properties:
            Property .................................................................   $   5,863,991   $  5,351,748
            Less accumulated depreciation ............................................       1,012,762        897,277
                                                                                         -------------   ------------
                                                                                             4,851,229      4,454,471
                                                                                         -------------   ------------
            Deferred costs ...........................................................         254,932        238,122
            Less accumulated amortization ............................................         109,381         94,424
                                                                                         -------------   ------------
                                                                                               145,551        143,698
                                                                                         -------------   ------------
            Net operating properties .................................................       4,996,780      4,598,169

        Properties in development ....................................................         255,362        167,073
        Properties held for sale .....................................................           8,063        138,823
        Investment land and land held for development and sale .......................         480,337        414,666
                                                                                         -------------   ------------
            Total property and property-related deferred costs .......................       5,740,542      5,318,731
                                                                                         -------------   ------------
   Investments in unconsolidated real estate ventures ................................         572,814        628,305
   Advances to unconsolidated real estate ventures ...................................           3,865         19,562
   Prepaid expenses, receivables under finance leases and other assets ...............         572,523        479,409
   Accounts and notes receivable .....................................................          76,407         53,694
   Investments in marketable securities ..............................................          49,946         22,313
   Cash and cash equivalents .........................................................          33,107        117,230
                                                                                         -------------   ------------
            TOTAL ASSETS .............................................................   $   7,049,204   $  6,639,244
                                                                                         =============   ============
LIABILITIES:
   Debt:
        Property debt not carrying a Parent Company guarantee of repayment ...........   $   2,588,514   $  2,768,288
        Debt secured by properties held for sale .....................................             ---        110,935
        Parent Company debt and debt carrying a Parent Company guarantee of repayment:
                Property debt ........................................................         180,192        179,150
                Other debt ...........................................................       1,867,366      1,386,119
                                                                                         -------------   ------------
                                                                                             2,047,558      1,565,269
                                                                                         -------------   ------------
                Total debt ...........................................................       4,636,072      4,444,492
                                                                                         -------------   ------------
   Accounts payable and accrued expenses .............................................         208,404        179,530
   Other liabilities .................................................................         641,387        611,042

Parent Company-obligated mandatorily redeemable preferred securities of a trust
   holding solely Parent Company subordinated debt securities ........................             ---         79,216
SHAREHOLDERS' EQUITY:
   Series B Convertible Preferred stock with a liquidation preference of $202,500 ....             ---             41
   Common stock of 1(cent)par value per share; authorized 500,000,000 shares in 2004 and 250,000,000 shares in 2003; issued 103,687,717 shares in 2004 and
        91,759,723 shares in 2003 ....................................................           1,037            918
   Additional paid-in capital ........................................................       1,624,088      1,346,890
   Accumulated deficit ...............................................................         (52,022)       (10,991)
   Accumulated other comprehensive income (loss):
        Minimum pension liability adjustment .........................................          (5,847)        (4,628)
        Unrealized net losses on derivatives designated as cash flow hedges ..........          (4,485)        (7,266)
        Unrealized net gains on available-for-sale securities ........................             570            ---
                                                                                         -------------   ------------
   Total shareholders' equity ........................................................       1,563,341      1,324,964
                                                                                         -------------   ------------
            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...............................   $   7,049,204   $  6,639,244
                                                                                         =============   ============

The accompanying notes are an integral part of these statements.               3

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

                 Condensed Consolidated Statements of Cash Flows
                  Nine Months Ended September 30, 2004 and 2003
                            (Unaudited, in thousands)

                                                                                                  2004                  2003
                                                                                            ----------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Rents from tenants and other revenues received........................................   $        654,630    $        652,232
   Proceeds from land sales and notes receivable from land sales.........................            225,946             228,276
   Interest received.....................................................................              5,517               5,692
   Operating expenditures................................................................           (367,642)           (329,364)
   Land development and acquisition expenditures.........................................           (130,424)           (106,467)
   Interest paid.........................................................................           (164,664)           (177,702)
   Income taxes paid.....................................................................            (22,374)             (9,144)
   Operating distributions from unconsolidated real estate ventures......................             37,238              41,206
                                                                                            ----------------    ----------------
        Net cash provided by operating activities........................................            238,227             304,729
                                                                                            ----------------    ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Expenditures for properties in development............................................            (79,748)           (128,566)
   Expenditures for improvements to existing properties..................................            (54,137)            (54,106)
   Expenditures for acquisitions of interests in properties and other assets.............           (292,904)           (173,896)
   Proceeds from dispositions of interests in properties.................................             87,823             272,061
   Other distributions from unconsolidated real estate ventures..........................             30,737                 ---
   Expenditures for investments in unconsolidated real estate ventures...................             (3,781)            (42,739)
   Other.................................................................................               (832)             19,291
                                                                                            ----------------    ----------------
        Net cash used by investing activities............................................           (312,842)           (107,955)
                                                                                            ----------------    ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of property debt...............................................             12,946             215,631
   Repayments of property debt:
        Scheduled principal payments.....................................................            (55,276)            (55,426)
        Other payments...................................................................           (446,652)           (426,724)
   Proceeds from issuance of other debt..................................................            502,736             269,655
   Repayments of other debt..............................................................            (11,500)             (3,690)
   Repayments of Parent Company-obligated mandatorily redeemable preferred
        securities.......................................................................            (79,751)            (32,056)
   Purchases of common stock.............................................................            (31,117)            (71,076)
   Proceeds from issuance of common stock................................................            221,917                 ---
   Proceeds from exercise of stock options...............................................             30,923              61,925
   Dividends paid........................................................................           (145,195)           (120,416)
   Other.................................................................................             (8,539)            (15,455)
                                                                                            ----------------    ----------------
        Net cash used by financing activities............................................             (9,508)           (177,632)
                                                                                            ----------------    ----------------
Net increase (decrease) in cash and cash equivalents.....................................            (84,123)             19,142
Cash and cash equivalents at beginning of period.........................................            117,230              41,633
                                                                                            ----------------    ----------------
Cash and cash equivalents at end of period...............................................   $         33,107    $         60,775
                                                                                            ================    ================

The accompanying notes are an integral part of these statements.               4

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

           Condensed Consolidated Statements of Cash Flows, continued
                  Nine Months Ended September 30, 2004 and 2003
                            (Unaudited, in thousands)

                                                                                                     2004            2003
                                                                                                -------------    ------------
RECONCILIATION OF NET EARNINGS TO NET CASH PROVIDED BY OPERATING ACTIVITIES:

   NET EARNINGS                                                                                 $     104,163    $    202,724
   Adjustments to reconcile net earnings to net cash provided by operating activities:
        Depreciation and amortization........................................................         144,501         136,448
        Change in undistributed earnings of unconsolidated real estate ventures..............          19,259          21,963
        Net gains on dispositions of interests in operating properties.......................         (59,235)        (95,786)
        Impairment losses on operating properties............................................             432           6,500
        Losses (gains) on extinguishment of debt ............................................           3,312         (20,454)
        Participation expense pursuant to Contingent Stock Agreement.........................          47,776          45,863
        Land development and acquisition expenditures in excess of cost of land sales........         (39,153)        (25,515)
        Provision for bad debts..............................................................           7,058           6,536
        Debt assumed by purchasers of land...................................................          (5,618)        (17,514)
        Deferred income taxes................................................................          44,758          27,168
        Increase in accounts and notes receivable............................................         (28,839)         (7,826)
        Decrease (increase) in other assets..................................................         (22,906)         12,138
        Increase in accounts payable, accrued expenses and other liabilities.................          26,661           8,769
        Other, net...........................................................................          (3,942)          3,715
                                                                                                -------------    ------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES.................................................   $     238,227    $    304,729
                                                                                                =============    ============
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
   Common stock issued pursuant to Contingent Stock Agreement................................   $      51,817    $     66,784
   Capital lease obligations incurred........................................................           3,704           1,429
   Lapses of restrictions on common stock awards and grants of common stock..................           4,287           6,974
   Debt assumed by purchasers of land........................................................           5,618          17,514
   Debt assumed by purchasers of operating properties........................................         130,787         276,588
   Debt and other liabilities assumed or issued in acquisition of assets.....................         340,524         454,198
   Debt extinguished in excess of cash paid..................................................             ---          28,026
   Property and other assets contributed to an unconsolidated real estate venture............             ---         164,306
   Debt and other liabilities related to property contributed to an unconsolidated
        real estate venture..................................................................             ---         163,406
                                                                                                =============    ============

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

        Notes to Condensed Consolidated Financial Statements (Unaudited)
                               September 30, 2004

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Basis of presentation

The unaudited consolidated financial statements include the accounts of The Rouse Company, our subsidiaries and ventures ("we," "Rouse" or "us") in which we have a majority voting interest and control. We also consolidate the accounts of variable interest entities where we are the primary beneficiary. We account for investments in other ventures using the equity or cost methods as appropriate in the circumstances. Significant intercompany balances and transactions are eliminated in consolidation.

      The unaudited condensed consolidated financial statements include all adjustments which are necessary, in the opinion of management, to fairly present our financial position and results of operations. All such adjustments are of a normal recurring nature. The statements have been prepared using the accounting policies described in our 2003 Annual Report to Shareholders.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and revenues and expenses recognized during the reporting period. Significant estimates are inherent in the preparation of our financial statements in a number of areas, including the cost ratios and completion percentages used for land sales, evaluation of impairment of long-lived assets (including operating properties and properties held for development or sale), evaluation of collectibility of accounts and notes receivable, allocation of the purchase price of acquired properties and evaluation of loss contingencies. Actual results could differ from these and other estimates.

      In April 2004, we reclassified certain costs and expenses (primarily employee termination benefits) related to organizational changes and early retirements from other provisions and losses, net to operating expenses. We made these reclassifications because these expenses are neither infrequent nor unusual and are becoming a normal cost of doing business. The amounts reclassified were $0.9 million and $7.9 million in the three and nine months ended September 30, 2003, respectively, and $1.0 million in the three months ended March 31, 2004.

      Certain other amounts for 2003 have been reclassified to conform to our current presentation.

(b)   Property and property-related deferred costs

Properties to be developed or held and used in operations are carried at cost reduced for impairment losses, where appropriate. Acquisition, development and construction costs of properties in development are capitalized including, where applicable, salaries and related costs, real estate taxes, interest and preconstruction costs directly related to the project. The preconstruction stage of development of an operating property (or an expansion of an existing property) includes efforts and related costs to secure land control and zoning, evaluate feasibility and complete other initial tasks which are essential to development. Provisions are made for costs of potentially unsuccessful preconstruction efforts by charges to operations. Development and construction costs and costs of significant improvements and replacements and renovations at operating properties are capitalized, while costs of maintenance and repairs are expensed as incurred.

      Direct costs associated with leasing of operating properties are capitalized as deferred costs and amortized using the straight-line method over the terms of the related leases.

      Depreciation of each operating property is computed using the straight-line method. The annual rate of depreciation for each retail center (with limited exceptions) is based on a 55-year composite life and a salvage value of approximately 10%. Office buildings and other properties are depreciated using composite lives of 40 years. Furniture and fixtures and certain common area improvements are depreciated using estimated useful lives ranging from 2 to 10 years.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      If events or circumstances indicate that the carrying value of an operating property to be held and used may be impaired, a recoverability analysis is performed based on estimated undiscounted future cash flows to be generated from the property. If the analysis indicates that the carrying value is not recoverable from future cash flows, the property is written down to estimated fair value and an impairment loss is recognized. Fair values are determined based on appraisals and/or estimated future cash flows using appropriate discount and capitalization rates.

      Properties held for sale are carried at the lower of their carrying values (i.e. cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. The net carrying values of operating properties are classified as properties held for sale when the properties are actively marketed, their sale is considered probable within one year and various other criteria relating to their disposition are met. Depreciation of these properties is discontinued at that time, but operating revenues, interest and other operating expenses continue to be recognized until the date of sale. Revenues and expenses of properties that are classified as held for sale are presented as discontinued operations for all periods presented in the statements of operations if the properties will be or have been sold on terms where we have limited or no continuing involvement with them after the sale. If active marketing ceases or the properties no longer meet the criteria to be classified as held for sale, the properties are reclassified as operating, depreciation is resumed, depreciation for the period the properties were classified as held for sale is recognized and deferred selling costs, if any, are charged to expense. Additionally, we present other assets and liabilities of properties classified as held for sale separately in the balance sheet, if material.

      Gains from dispositions of interests in operating properties are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and any subsequent involvement by us with the properties disposed of are met. Gains relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances.

(c)   Acquisitions of operating properties

We allocate the purchase price of acquired properties to tangible and identified intangible assets based on their fair values. In making estimates of fair values for purposes of allocating purchase price, we use a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

      The fair values of tangible assets are determined on an "if-vacant" basis. The "if-vacant" fair value is allocated to land, where applicable, buildings, tenant improvements and equipment based on property tax assessments and other relevant information obtained in connection with the acquisition of the property.

      Our intangible assets arise primarily from contractual rights and include leases with above- or below-market rents (including ground leases where we are lessee), in-place lease and customer relationship values and a real estate tax stabilization agreement.

      Above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be received or paid pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding space, measured over a period equal to the remaining non-cancelable term of the lease (including those under bargain renewal options). The capitalized above- and below-market lease values are amortized as adjustments to rental income or rental expense over the remaining terms of the respective leases (including periods under bargain renewal options).

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      The aggregate fair values of in-place leases and customer relationship assets acquired are measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. This value is allocated to in-place lease and customer relationship assets (both anchor stores and tenants). The fair value of in-place leases is based on our estimates of carrying costs during the expected lease-up periods and costs to execute similar leases. Our estimate of carrying costs includes real estate taxes, insurance and other operating expenses and lost rentals during the expected lease-up periods considering current market conditions. Our estimate of costs to execute similar leases includes leasing commissions, legal and other related costs. The fair value of anchor store agreements is determined based on our experience negotiating similar relationships (not in connection with property acquisitions). The fair value of tenant relationships is based on our evaluation of the specific characteristics of each tenant's lease and our overall relationship with that respective tenant. Characteristics we consider in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors. The value of in-place leases is amortized to expense over the initial term of the respective leases, primarily ranging from two to ten years. The value of anchor store agreements is amortized to expense over the estimated term of the anchor store's occupancy in the property. Should an anchor store vacate the premises, the unamortized portion of the related intangible is charged to expense. The value of tenant relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense. The value allocated to the tax stabilization agreement was determined based on the difference between the present value of estimated market real estate taxes and amounts due under the agreement and is amortized to operating expense over the term of the agreement, which is approximately 24 years.

      The aggregate purchase price of properties acquired in 2004 and 2003 was allocated to intangible assets and liabilities as follows (in millions):

                                                                 2004                 2003
                                                            ---------------     -----------------
Above-market leases......................................   $           3.8     $             1.1
In-place lease assets....................................               2.9                   2.0
Tenant relationships.....................................               6.5                   0.6
Below-market leases......................................               4.2                   4.7
Anchor store agreements..................................               1.5                   2.5
Below-market ground lease................................              14.5                   ---
Real estate tax stabilization agreement..................              94.2                   ---

(d)   Investments in marketable securities and cash and cash equivalents

Our investment policy defines authorized investments and establishes various limitations on the maturities, credit quality and amounts of investments held. Authorized investments include U.S. government and agency obligations, certificates of deposit, bankers' acceptances, repurchase agreements, commercial paper, money market mutual funds and corporate debt and equity securities. We may also invest in mutual funds to closely match the investment selections of participants in nonqualified deferred compensation plans.

      Debt security investments with maturities at dates of purchase in excess of three months are classified as marketable securities and carried at amortized cost as it is our intention to hold these investments until maturity. Short-term investments with maturities at dates of purchase of three months or less are classified as cash equivalents. Most investments in marketable equity securities are held in an irrevocable trust for participants in our nonqualified defined benefit pension plan and our nonqualified defined contribution plans, are classified as trading securities and are carried at market value with changes in values recognized in earnings. Other investments in marketable equity securities subject to significant restrictions on sale or transfer are classified as available-for-sale and are carried at market value with unrealized changes in values recognized in other comprehensive income.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      Other income, net in the three and nine months ended September 30, 2004 and 2003 is summarized as follows (in thousands):

                                                                    Three months                        Nine months
                                                                 ended September 30,                ended September 30,
                                                         ----------------------------------   -------------------------------
                                                              2004               2003             2004              2003
                                                         --------------    ----------------   -------------    --------------
Interest income.......................................   $          565    $            529   $       1,759    $        1,690
Dividends.............................................               50                  19             102                65
Gains (loss) on trading securities, net...............             (290)              1,661             803             4,643
                                                         ---------------   ----------------   -------------    --------------
                                                         $          325    $          2,209   $       2,664    $        6,398
                                                         ==============    ================   =============    ==============

(e)   Revenue recognition and related matters

Minimum rent revenues are recognized on a straight-line basis over the terms of the leases. Rents based on tenant sales are recognized when tenant sales exceed contractual thresholds.

      Revenues related to variable recoveries from tenants of real estate taxes, utilities, maintenance, insurance and other expenses pursuant to leases are recognized in the period in which the related expenses are incurred. Fixed contributions from tenants related to these expenses are recognized when due. Lease termination fees are recognized when the related agreements are executed. Management fee revenues are calculated as a fixed percentage of revenues of the managed properties and are recognized as the managed properties' revenues are earned.

      Revenues from land sales are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and any subsequent involvement by us with the land sold are met. Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met or using the installment or cost recovery methods, as appropriate in the circumstances. For land sale transactions under the terms of which we are required to perform additional services and incur significant costs after title has passed, revenues and cost of sales are recognized on a percentage of completion basis.

      Cost of land sales is determined as a specified percentage of land sales revenues recognized for each community development project. The cost ratios used are based on actual costs incurred and estimates of development costs and sales revenues to completion of each project. The ratios are reviewed regularly and revised for changes in sales and cost estimates or development plans. Significant changes in these estimates or development plans, whether due to changes in market conditions or other factors, could result in changes to the cost ratio used for a specific project. The specific identification method is used to determine cost of sales for certain parcels of land, including acquired parcels we do not intend to develop or for which development is complete at the date of acquisition.

(f)   Derivative financial instruments

We use derivative financial instruments to reduce risk associated with movements in interest rates. We may choose to reduce cash flow and earnings volatility associated with interest rate risk exposure on variable-rate borrowings and/or forecasted fixed-rate borrowings. In some instances, lenders may require us to do so. In order to limit interest rate risk on variable-rate borrowings, we may enter into pay fixed-receive variable interest rate swaps or interest rate caps to hedge specific risks. In order to limit interest rate risk on forecasted borrowings, we may enter into forward-rate agreements, forward starting swaps, interest rate locks and interest rate collars. We may also enter into pay variable-receive fixed interest rate swaps to hedge the fair values of fixed-rate borrowings. In addition, we may use derivative financial instruments to reduce risk associated with movements in currency exchange rates if and when we are exposed to such risk. We do not use derivative financial instruments for speculative purposes.

      Under interest rate cap agreements, we make initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates exceed specified levels during the agreement period. Under interest rate swap agreements, we and the counterparties agree to exchange the difference between fixed-rate and variable-rate interest amounts calculated by reference to specified notional principal amounts during the agreement period. Notional principal amounts are used to express the volume of these transactions, but the cash requirements and amounts subject to credit risk are substantially less.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      Parties to interest rate exchange agreements are subject to market risk for changes in interest rates and risk of credit loss in the event of nonperformance by the counterparty. We do not require any collateral under these agreements but deal only with highly rated financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and expect that all counterparties will meet their obligations.

      All of the pay fixed-receive variable interest rate swaps and other pay fixed-receive variable derivative financial instruments we used in 2004 and 2003 qualified as cash flow hedges and hedged our exposure to forecasted interest payments on variable-rate LIBOR-based debt or the forecasted issuance of fixed-rate debt. Accordingly, the effective portion of the instruments' gains or losses is reported as a component of other comprehensive income and reclassified into earnings when the related forecasted transactions affect earnings. If we discontinue a cash flow hedge because it is probable that the original forecasted transaction will not occur, the net gain or loss in accumulated other comprehensive income is immediately reclassified into earnings. If we discontinue a cash flow hedge because the variability of the probable forecasted transaction has been eliminated, the net gain or loss in accumulated other comprehensive income is reclassified to earnings over the term of the designated hedging relationship. Any subsequent changes in the fair value of the derivative are immediately recognized in earnings.

      In 2004, we entered into pay variable-receive fixed interest rate swaps designated as fair value hedges of fixed-rate debt instruments. These hedges and the hedged instruments are carried at their fair values with changes in their fair values recorded in earnings. Because the hedges are highly effective, the changes in their values are substantially equal and offsetting.

      We have not recognized any losses as a result of hedge discontinuance, and the expense that we recognized related to changes in the time value of interest rate cap agreements was insignificant for 2004 and 2003.

      Amounts receivable or payable under interest rate cap and swap agreements are accounted for as adjustments to interest expense on the related debt.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

(g)   Stock-based compensation

We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock or stock options to our officers and employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the grantee must pay to acquire the stock. The following table summarizes the pro forma effects on net earnings (loss) (in thousands) and earnings (loss) per share of common stock of using the fair value-based method, rather than the intrinsic value-based method, to account for stock-based compensation awards made since 1995.

                                                                      Three months                   Nine months
                                                                   ended September 30,           ended September 30,
                                                               ---------------------------   ---------------------------
                                                                   2004           2003           2004           2003
                                                               ------------   ------------   ------------   ------------
Net earnings (loss), as reported ...........................   $    (24,190)  $     40,492   $    104,163   $    202,724

Add: Stock-based employee compensation expense
   included in reported net earnings, net of related tax
   effects and amounts capitalized .........................            782            391          2,450          3,487

Deduct: Total stock-based employee compensation
   expense determined under fair value-based method,
   net of related tax effects and amounts capitalized ......         (1,570)        (1,530)        (7,083)        (8,511)
                                                               ------------   ------------   ------------   ------------
Pro forma net earnings (loss) ..............................   $    (24,978)  $     39,353   $     99,530   $    197,700
                                                               ============   ============   ============   ============

Earnings (loss) per share of common stock:
Basic:
   As reported .............................................   $       (.23)  $        .42   $       1.02   $       2.20
   Pro forma ...............................................   $       (.24)  $        .41   $        .97   $       2.14

Diluted:
   As reported .............................................   $       (.23)  $        .41   $       1.00   $       2.15
   Pro forma ...............................................   $       (.24)  $        .40   $        .96   $       2.10

      The per share weighted-average estimated fair values of options granted during 2004 and 2003 were $6.83 and $3.43, respectively. These fair values were estimated on the dates of each grant using the Black-Scholes option-pricing model with the following assumptions:

                                                        Three months ended             Nine months ended
                                                           September 30,                 September 30,
                                                    ---------------------------   ---------------------------
                                                        2004           2003           2004           2003
                                                    ------------   ------------   ------------   ------------
Risk-free interest rate.....................            3.7%            3.0%           3.5%          3.2%
Dividend yield..............................            3.9%            4.2%           4.0%          5.4%
Volatility factor...........................           20.0%           20.0%          20.0%         20.0%
Expected life in years......................            5.7             4.5            6.4           6.4

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

(2) MERGER AGREEMENT WITH GENERAL GROWTH PROPERTIES, INC. AND EXTRAORDINARY DIVIDEND

On August 19, 2004, we executed a definitive merger agreement with General Growth Properties, Inc. ("GGP"). Under the terms of the agreement, which has been approved by each company's Board of Directors, a subsidiary of GGP will be merged with and into Rouse, Rouse will become a subsidiary of GGP and holders of Rouse common stock will receive $67.50 per share (reduced by reason of theextraordinary dividend described below). The merger was approved by our shareholders on November 9, 2004 and is expected to close on November 12, 2004.

      On or prior to the closing of the merger, we will pay an extraordinary dividend of $2.29474 per share, which will result in merger consideration of $65.20526 per share.

(3)   TAX MATTERS

We elected to be taxed as a real estate investment trust ("REIT") pursuant to the Internal Revenue Code of 1986, as amended, effective January 1, 1998. Subject to the payment of the extraordinary dividend noted above, we believe that we met, or have the ability to meet, the qualifications for REIT status as of September 30, 2004.

      One of the conditions for closing the merger is that we deliver to GGP an opinion of tax counsel acceptable to GGP with respect to our qualification as a REIT. In preparing for the merger, we discovered that we may have non-REIT earnings and profits that we did not distribute to our shareholders. These earnings and profits include non-REIT earnings and profits we would have succeeded to in 2001 if a tax election we made in 2001 with respect to one of our subsidiaries was determined to be invalid. Such earnings and provits also included earnings and profits which might be attributed to certain intercompany transactions. Based on advice from our outside legal counsel who assist us with REIT tax matters and our internal analysis, we believed that paying additional distributions to our shareholders (which we refer to as extraordinary dividends) and making payments of additional tax, interest and penalties were the most expedient courses of action to take. On November 9, 2004, we entered into an agreement with the Internal Revenue Service ("IRS") to settle these matters and treat the payment of extraordinary dividends as satisfying our distribution requirements. The amount of the extraordinary dividend to be paid is $238 million ($2.29474 per share). Additionally, we paid approximately $23.1 million of interest and a penalty of approximately $21.4 million to the IRS under the terms of the closing agreement with the IRS. We also expect to pay an additional $8.5 million of income taxes, penalty and interest. We recorded a liability of $52 million in the third quarter of 2004 and will record the interest applicable to the fourth quarter of 2004 in that period.

      A REIT is permitted to own securities of taxable REIT subsidiaries ("TRS") in an amount up to 20% of the fair value of its assets. TRS are taxable corporations that are used by REITs generally to engage in nonqualifying REIT activities or perform nonqualifying services. We own and operate several TRS that are principally engaged in the development and sale of land for residential, commercial and other uses, primarily in and around Columbia, Maryland, Summerlin, Nevada and Houston, Texas. The TRS also operate and/or own several retail centers and office and other properties. Except with respect to the TRS, management does not believe that we will be liable for significant income taxes at the Federal level or in most of the states in which we operate in 2004 and future years. Current Federal income taxes of the TRS are likely to increase in future years as we exhaust the net loss carryforwards of certain TRS and complete certain land development projects. These increases could be significant.

      Our net deferred tax assets were $69.4 million and our deferred tax liabilities were $115.2 million at September 30, 2004. Our net deferred tax assets were $91.0 million and our deferred tax liabilities were $86.4 million at December 31, 2003. Deferred income taxes will become payable as temporary differences reverse (primarily due to the completion of land development projects) and TRS net operating loss carryforwards are exhausted.

(4)   DISCONTINUED OPERATIONS

In May 2004, we agreed to sell our interests in two office buildings in Hunt Valley, Maryland. We recorded aggregate impairment losses of $1.4 million in the fourth quarter of 2003 and $0.4 million in the nine months ended September 30, 2004 related to these properties. These properties are classified as held for sale at September 30, 2004 and were sold in October 2004.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      In May 2004, we sold our interest in one office building in Hughes Center, a master-planned business park in Las Vegas, Nevada, as part of the 2003 agreements under which we acquired interests in entities developing The Woodlands, a master-planned community in the Houston, Texas metropolitan area, for cash of $7.0 million and the assumption by the buyer of $3.5 million of mortgage debt. We recorded a gain on this sale of $5.5 million. In January and February 2004, we sold interests in five office buildings and seven parcels subject to ground leases in Hughes Center as part of the same 2003 agreements, for cash of $64.3 million and the assumption by the buyer of $107.3 million of mortgage debt. We recorded aggregate gains on these sales in the first quarter of 2004 of approximately $35.3 million (net of deferred income taxes of $2.7 million). In December 2003, in related transactions, we sold interests in two office buildings and two parcels subject to ground leases in Hughes Center.

      We also recorded, in the nine months ended September 30, 2004, net gains of $3.6 million (net of deferred income taxes of $2.9 million) related to the resolutions of certain contingencies related to disposals of properties in 2002, 2003 and 2004.

      In March 2004, we sold our interests in Westdale Mall, a retail center in Cedar Rapids, Iowa, for cash of $1.3 million and the assumption by the buyer of $20.0 million of mortgage debt. We recognized a gain of $0.8 million relating to this sale. We recorded an impairment loss of $6.5 million in the third quarter of 2003 related to this property.

      In August 2003, we sold The Jacksonville Landing, a retail center in Jacksonville, Florida, for net proceeds of $4.8 million. We recognized a gain of $2.8 million relating to this sale.

      In July and September 2003, we sold three small neighborhood retail properties in Columbia, Maryland for aggregate proceeds of $2.2 million and recognized aggregate gains of $0.9 million.

      In May and June 2003, we sold eight office and industrial buildings in the Baltimore-Washington corridor for net proceeds of $46.6 million and recorded aggregate gains of $4.4 million.

      In April and May 2003, we sold six retail centers in the Philadelphia metropolitan area and, in a related transaction, acquired Christiana Mall from a party related to the purchaser. In connection with these transactions, we received net cash proceeds of $218.4 million, the purchaser assumed $276.6 million of property debt, and we assumed a participating mortgage secured by Christiana Mall. We recognized aggregate gains of $65.4 million relating to the monetary portions of these transactions.

      We also recorded a net gain of $26.9 million related to the extinguishment of debt secured by two of the properties sold in the Philadelphia metropolitan area when the lender released the mortgages for a cash payment by us of less than the aggregate carrying amount of the debt.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      The operating results of the properties included in discontinued operations are summarized as follows (in thousands):

                                                                             Three months                   Nine months
                                                                          ended September 30,           ended September 30,
                                                                      ---------------------------    ------------------------
                                                                          2004            2003           2004         2003
                                                                      ------------    -----------    -----------   ----------
Revenues...........................................................   $        359    $    11,720    $     3,963   $   76,940
Operating expenses, exclusive of depreciation and amortization.....            (73)        (5,349)        (1,563)     (36,691)
Interest expense...................................................             (1)        (2,912)          (738)     (18,109)
Depreciation and amortization......................................             (1)        (2,580)          (980)     (14,593)
Other provisions and losses, net...................................            ---            ---            ---       26,896
Impairment losses on operating properties..........................           (162)        (6,500)          (432)      (6,500)
Gains on dispositions of interests in operating properties, net....            467          3,908         45,181       73,710
Income tax benefit (provision), primarily deferred.................             13            (44)            98         (197)
                                                                      ------------    -----------    -----------   ----------
        Discontinued operations....................................   $        602    $    (1,757)   $    45,529   $  101,456
                                                                      ============    ===========    ===========   ==========

(5)   UNCONSOLIDATED REAL ESTATE VENTURES

We own interests in unconsolidated real estate ventures that own and/or develop properties, including master-planned communities. We use these ventures to limit our risk associated with individual properties and to reduce our capital requirements. We may also contribute interests in properties we own to unconsolidated ventures for cash distributions and interests in the ventures to provide liquidity as an alternative to outright property sales. We account for the majority of these ventures using the equity method because the ventures do not meet the definition of a variable interest entity and we have joint interest and control of these properties with our venture partners. For those ventures where we own less than a 5% interest and have virtually no influence on the venture's operating and financial policies, we account for our investments using the cost method.

      At December 31, 2003, these ventures were primarily partnerships and corporations which own retail centers (most of which we manage) and ventures developing the master-planned communities known as The Woodlands, near Houston, Texas, and Fairwood, in Prince George's County, Maryland. In January 2004, we acquired our partners' interests in the joint venture that is developing Fairwood, increasing our ownership interest to 100%. Prior to this transaction, we held a noncontrolling interest in this venture and accounted for our investment as an investment in unconsolidated real estate ventures. We consolidated the venture in our financial statements from the date of the acquisition.

      In August 2003, we acquired the remaining interest in Staten Island Mall, a regional retail center in Staten Island, New York, for approximately $148 million cash and assumption of the other venturer's share of debt (approximately $53 million) encumbering the property. We consolidated this property from the date of acquisition.

      In December 2003, we acquired a 50% interest in the retail and certain office components of Mizner Park, a mixed-use project in Boca Raton, Florida. In January 2004, we acquired a 50% interest in additional office components of Mizner Park.

      In April 2004, we sold most of our interest in Westin New York, a hotel in New York City, for net proceeds of $15.8 million and recognized a gain of approximately $1.4 million (net of deferred income taxes of $0.8 million).

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

(6) DEBT

Debt is summarized as follows (in thousands):

                                                September 30, 2004                       December 31, 2003
                                      ---------------------------------------   ------------------------------------
                                            Total            Due in one year          Total          Due in one year
                                      -----------------      ----------------   -----------------    ---------------
Mortgages and bonds...............    $       2,708,018      $        595,041   $       3,025,802    $       484,588
Medium-term notes.................               45,500                43,500              45,500                ---
Credit facility borrowings........              259,500                   ---             271,000                ---
3.625% Notes due March 2009.......              389,765                   ---                 ---                ---
8% Notes due April 2009...........              200,000                   ---             200,000                ---
7.2% Notes due September 2012.....              399,592                   ---             399,553                ---
5.375% Notes due November 2013....              453,761                   ---             350,000                ---
Other loans.......................              179,936                72,312             152,637             32,147
                                      -----------------      ----------------   -----------------    ---------------
        Total.....................    $       4,636,072      $        710,853   $       4,444,492    $       516,735
                                      =================      ================   =================    ===============

      The amounts due in one year represent maturities under existing loan agreements, except where refinancing commitments from outside lenders have been obtained. In these instances, maturities are determined based on the terms of the refinancing commitments.

      We expect to repay the debt due in one year with operating cash flows, proceeds from property financings (including refinancings of maturing mortgages) or other available corporate funds.

      During the first quarter of 2004, we repaid approximately $443 million of mortgage loans with proceeds from borrowings under our credit facility. In March 2004, we issued $400 million of 3.625% Notes due in March 2009 and $100 million of 5.375% Notes due in November 2013 for net proceeds of approximately $503 million. The proceeds were primarily used to repay credit facility borrowings.

      At September 30, 2004 and December 31, 2003, approximately $82 million and $83 million, respectively, of our debt provided for payments of additional interest based on operating results of the related properties in excess of stated levels. The participating debt primarily relates to a retail center where the lender receives a fixed interest rate of 7.625% and a 5% participation in cash flows. The lender also will receive a payment at maturity (November 2004) equal to the greater of 5% of the value of the property in excess of the debt balance or the amount required to provide an internal rate of return of 8.375% over the term of the loan. The internal rate of return of the lender is limited to 12.5%. We recognize interest expense on this debt at a rate required to provide the lender the required minimum internal rate of return (8.375%) and monitor the accrued liability and the fair value of the projected payment due on maturity. Based on our analysis, we believe that the payment at maturity will be the balance needed to provide the specified minimum internal rate of return.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      At September 30, 2004, we had interest rate swap agreements and forward-starting swap agreements in place that effectively fix the LIBOR rate on a portion of our variable-rate debt through December 2006. Information related to the in-place swap agreements as of September 30, 2004 is as follows (dollars in millions):

Total notional amount..............................................    $563.1
Average fixed effective rate (pay rate)............................       2.3%
Average variable interest rate of related debt (receive rate)......       1.7%
Fair values of assets..............................................    $  1.3
Fair values of liabilities.........................................    $  1.2

      As discussed above, we issued $400 million of 3.625% Notes in March 2004. We simultaneously entered into agreements to effectively convert this fixed-rate debt to variable-rate debt for the term of these notes. Under these agreements, we receive a fixed rate of 3.625% and pay a variable rate based on the six-month LIBOR rate, set in arrears, plus an average spread of 19.375 basis points. The expected pay rate was 2.71% at September 30, 2004. The fair value of these agreements was a liability of $9.1 million at September 30, 2004.

      In November 2004, we terminated pay-foxed, receive variable interest rate swap agreements with aggregate notional amounts of $411.5 million and pay-variable, receive-fixed interest rate swap agreements with aggregate notional amounts of $400 million.

(7)   PENSION, POST RETIREMENT AND DEFERRED COMPENSATION PLANS

We have a qualified defined benefit pension plan ("qualified plan") covering substantially all employees, and separate nonqualified unfunded defined benefit pension plans primarily covering participants in the qualified plan whose defined benefits exceed the qualified plan's limits ("supplemental plan"). In February 2003, our Board of Directors approved modifications to our qualified plan and supplemental plan so that covered employees would not earn additional benefits for future services. The curtailment of the qualified and supplemental plans required us to immediately recognize substantially all unamortized prior service cost and unrecognized transition obligation and resulted in a curtailment loss of $10.2 million for the nine months ended September 30, 2003. We also incurred settlement losses of $3.5 million and $9.6 million for the nine months ended September 30, 2004 and 2003, respectively, related to lump-sum distributions made primarily to employees retiring as a result of organizational changes and early retirement programs offered in 2003 and 2002 and a change in the senior management organizational structure in March 2003. The lump-sum distributions were paid to participants primarily from assets of our qualified plan, or with respect to the supplemental plan, from contributions made by us.

      In February 2004, we adopted a proposal to terminate our qualified and supplemental plans. When we complete the terminations, we will be required to settle the obligations of the qualified plan by paying accumulated benefits to eligible participants. In connection with the adoption of the proposal to terminate the plans, we transferred the assets of the qualified plan to cash and cash equivalents to mitigate market risk during the period prior to distributions to participants. At September 30, 2004, the qualified plan had sufficient assets to settle its obligations without additional contributions by us.

      On August 27, 2004, we received a favorable determination letter from the IRS approving the termination of our qualified plan. On October 4, 2004, we began distributing the plan's assets to its beneficiaries and recording associated settlement losses. We expect to make final distributions from the qualified plan and to record total settlement losses of approximately $26 million in the fourth quarter of 2004. Concurrent with the first distributions from the qualified plan, we terminated our supplemental plan by merger into our nonqualified supplemental defined contribution plan (as more fully described below) and recognized a settlement loss of approximately $5.4 million.

      We have a qualified defined contribution plan and a nonqualified supplemental defined contribution plan available to substantially all employees. In 2004 and 2003, we matched 100% of participating employees' pre-tax contributions up to a maximum of 3% of eligible compensation and 50% of participating employees' pre-tax contributions up to an additional maximum of 2% of eligible compensation.

      The supplemental plan obligations were $17.3 million at September 30, 2004. On August 20, 2004, we funded an irrevocable trust for the participants in our supplemental plan and our nonqualified supplemental defined contribution plan with cash of approximately $27.2 million and the transfer of marketable securities valued at approximately $25.2 million.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      In an action related to the curtailment of the qualified and supplemental plans, we added new components to the defined contribution plans under which we either make or accrue discretionary contributions to the plans for all employees who were previously covered by the defined benefit pension plans. Expenses related to these plans were $1.4 million and $4.3 million for the three and nine months ended September 30, 2004, respectively, and $1.5 million and $4.9 million for the three and nine months ended September 30, 2003, respectively.

      We also have a retiree benefit plan that provides postretirement medical and life insurance benefits to full-time employees who meet minimum age and service requirements. We pay a portion of the cost of participants' life insurance coverage based on years of service, subject to a maximum annual contribution.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      The normal date for measurement of our pension plan obligations is December 31 of each year, unless more recent measurements of both plan assets and obligations are available, or if a significant event occurs, such as a plan amendment or curtailment, that would ordinarily call for such measurements. In February 2004, we adopted a plan to terminate our qualified and supplemental plans. Due to the termination of the plans, we measured our benefit obligations as of March 31, 2004, including the impact of the termination. Information relating to the obligations, assets and funded status of the plans at March 31, 2004 and December 31, 2003 is summarized as follows (dollars in thousands):

                                                                        Pension Plans
                                                     ---------------------------------------------------        Postretirement
                                                             Qualified           Supplemental and Other              Plan
                                                     ------------------------   ------------------------   ------------------------
                                                     March 31,   December 31,   March 31,   December 31,   March 31,   December 31,
                                                       2004          2003         2004          2003         2004          2003
                                                     ---------   ------------   ---------   ------------   ---------   ------------
Projected benefit obligation at end of period.....   $  64,862   $     56,228   $  18,441   $     17,855   $     N/A   $        N/A
Accumulated benefit obligation at end of period...      64,862         56,228      18,441         17,846      17,645         17,555
                                                     =========   ============   =========   ============   =========   ============

Benefit obligations at end of period..............   $  64,862   $     56,228   $  18,441   $     17,855   $  17,645   $     17,555
Fair value of plan assets at end of period........      65,304         65,339         ---            ---         ---            ---
                                                     ---------   ------------   ---------   ------------   ---------   ------------
Funded status.....................................   $     442   $      9,111   $ (18,441)  $    (17,855)  $ (17,645)  $    (17,555)
                                                     =========   ============   =========   ============   =========   ============

Weighted-average assumptions at period end:
Discount rate.....................................        5.12%          6.00%       5.16%          6.00%       6.00%          6.00%
Lump sum rate.....................................        5.12           6.00        5.16           6.00         ---            ---
Expected rate of return on plan assets............        5.12           8.00         ---            ---         ---            ---
Rate of compensation increase.....................         N/A            N/A         N/A            N/A         N/A            N/A
                                                     =========   ============   =========   ============   =========   ============

Weighted-average assumptions used to determine
    net periodic benefit cost:
Discount rate.....................................        6.00%          6.50%       6.00%          6.50%       6.00%          6.50%
Lump sum rate.....................................        6.00           6.00        6.00           6.00         ---            ---
Expected rate of return on plan assets............        8.00           8.00        8.00            ---         ---            ---
Rate of compensation increase.....................         N/A           4.50         N/A           4.50         N/A            N/A
                                                     =========   ============   =========   ============   =========   ============

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      The assets of the qualified plan historically consisted primarily of fixed income and marketable equity securities. The primary investment objective for the qualified plan had been to provide for growth of capital with a moderate level of volatility. In connection with the approval to terminate the plans, we transferred the assets of the qualified plan to cash and cash equivalents to mitigate market risk during the period prior to distributions to participants.

      The net pension cost includes the following components (in thousands):

                                                                Three months                    Nine months
                                                            ended September 30,             ended September 30,
                                                        ---------------------------    ------------------------------
                                                            2004           2003            2004             2003
                                                        ------------   ------------    -------------    -------------
Service cost......................................      $        ---   $        ---    $         ---    $         ---
Interest cost on projected benefit obligations....             1,035          1,103            3,156            3,690
Expected return on funded plan assets.............              (799)        (1,158)          (2,907)          (3,591)
Prior service cost recognized.....................                 8              8               23              396
Net actuarial loss recognized.....................               387            918            1,167            2,380
Amortization of transition obligation.............               ---            ---              ---            2,892
                                                        ------------   ------------    -------------    -------------
   Net pension cost before special events.........               631            871            1,439            9,598
Special events:
   Settlement losses..............................               680          2,179            3,547            9,985
   Curtailment loss...............................               ---            ---              ---           10,212
                                                        ------------   ------------    -------------    -------------
   Net pension cost...............................      $      1,311   $      3,050    $       4,986    $      22,702
                                                        ============   ============    =============    =============

      The curtailment loss in 2003 and settlement losses for the three and nine months ended September 30, 2004 and 2003 are included in other provisions and losses, net, in the condensed consolidated statements of operations.

      The net postretirement benefit cost includes the following components (in thousands):

                                                                     Three months              Nine months
                                                                 ended September 30,       ended September 30,
                                                               -----------------------   -----------------------
                                                                  2004         2003         2004         2003
                                                               ----------   ----------   ----------   ----------
Service cost ...............................................   $      120   $       98   $      361   $      296
Interest cost on accumulated benefit obligations ...........          254          257          763          773
Net actuarial loss recognized ..............................           35           29          106           85
Amortization of prior service cost .........................          (60)         (60)        (181)        (181)
                                                               ----------   ----------   ----------   ----------
   Net postretirement benefit cost .........................   $      349   $      324   $    1,049   $      973
                                                               ==========   ==========   ==========   ==========

(8)   SEGMENT INFORMATION

We have five business segments: retail centers, office and other properties, community development, commercial development and corporate. The retail centers segment includes the operation and management of regional shopping centers, downtown specialty marketplaces, the retail components of mixed-use projects and community retail centers. The office and other properties segment includes the operation and management of office and industrial properties and the nonretail components of the mixed-use projects. The community development segment includes the development and sale of land, primarily in large-scale, long-term community development projects in and around Columbia, Maryland, Summerlin, Nevada and Houston, Texas. The commercial development segment includes the evaluation of all potential new development projects (including expansions of existing properties) and acquisition opportunities and the management of them through the development or acquisition process. The corporate segment is responsible for shareholder and director services, financial management, strategic planning and certain other general and support functions. Our business segments offer different products or services and are managed separately because each requires different operating strategies or management expertise.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      The operating measure used to assess operating results for the business segments is Net Operating Income ("NOI"). Prior to April 1, 2004, we excluded certain expenses related to organizational changes and early retirement costs from our definition of NOI. Effective April 1, 2004, we revised our definition to include these amounts in our corporate segment. We made these reclassifications because these expenses are neither infrequent nor unusual and are becoming a normal cost of doing business. Amounts for prior periods have been reclassified to conform to the current definition.

      The accounting policies of the segments are the same as those used to prepare our condensed consolidated financial statements, except that:

      - we consolidate the venture developing the community of The Woodlands and reflect the other partner's share of NOI as an operating expense rather than using the equity method;

      - we account for other real estate ventures in which we have joint interest and control and certain other minority interest ventures ("proportionate share ventures") using the proportionate share method rather than the equity method;

      - we include our share of NOI less interest expense and ground rent expense of other unconsolidated minority interest ventures ("other ventures") in revenues; and

      - we include discontinued operations and minority interests in NOI rather than presenting them separately.

      These differences affect only the reported revenues and operating expenses of the segments and have no effect on our reported net earnings (loss).

      Operating results for the segments are summarized as follows (in thousands):

                                           Office and
                                 Retail      Other      Community   Commercial
                                 Centers   Properties  Development  Development   Corporate      Total
                                ---------  ----------  -----------  -----------   ---------   -----------
THREE MONTHS ENDED
   SEPTEMBER 30, 2004
Revenues.....................   $ 223,797  $   58,806  $    86,215  $       ---   $     ---   $   368,818
Operating expenses...........      90,902      32,950       59,113        3,137      14,527       200,629
                                ---------  ----------  -----------  -----------   ---------   -----------
   NOI.......................   $ 132,895  $   25,856  $    27,102  $    (3,137)  $ (14,527)  $   168,189
                                =========  ==========  ===========  ===========   =========   ===========

THREE MONTHS ENDED
   SEPTEMBER 30, 2003
Revenues.....................   $ 198,924  $   49,738  $    62,833  $       ---   $     ---   $   311,495
Operating expenses...........      80,959      20,160       29,473        2,727       5,586       138,905
                                ---------  ----------  -----------  -----------   ---------   -----------
   NOI.......................   $ 117,965  $   29,578  $    33,360  $    (2,727)  $  (5,586)  $   172,590
                                =========  ==========  ===========  ===========   =========   ===========

NINE MONTHS ENDED
   SEPTEMBER 30, 2004
Revenues.....................   $ 648,585  $  178,749  $   342,268  $       ---   $     ---   $ 1,169,602
Operating expenses...........     257,091     100,220      234,472        8,229      26,362       626,374
                                ---------  ----------  -----------  -----------   ---------   -----------
   NOI.......................   $ 391,494  $   78,529  $   107,796  $    (8,229)  $ (26,362)  $   543,228
                                =========  ==========  ===========  ===========   =========   ===========

NINE MONTHS ENDED
   SEPTEMBER 30, 2003
Revenues.....................   $ 622,102  $  149,955  $   221,760  $       ---   $     ---   $   993,817
Operating expenses...........     250,145      59,609      129,192       10,702      22,979       472,627
                                ---------  ----------  -----------  -----------   ---------   -----------
   NOI.......................   $ 371,957  $   90,346  $    92,568  $   (10,702)  $ (22,979)  $   521,190
                                =========  ==========  ===========  ===========   =========   ===========

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      Segment operating expenses include provision for bad debts, losses (gains) on marketable securities classified as trading, net losses (gains) on sales of properties developed for sale and our partner's share of NOI of the venture developing The Woodlands and exclude income taxes, ground rent expense, distributions on Parent Company-obligated mandatorily redeemable preferred securities and other subsidiary preferred stock and real estate depreciation and amortization.

      Reconciliations of total revenues and operating expenses reported above to the related amounts in the condensed consolidated financial statements and of NOI reported above to earnings (loss) before net gains on dispositions of interests in operating properties and discontinued operations in the condensed consolidated financial statements are summarized as follows (in thousands):

                                                                                 Three months            Nine months
                                                                             ended September 30,     ended September 30,
                                                                             -------------------   ----------------------
                                                                               2004       2003        2004        2003
                                                                             --------   --------   ----------   ---------
Revenues:
   Total reported above....................................................  $368,818   $311,495   $1,169,602   $ 993,817
   Our share of revenues of proportionate share and other ventures and revenues of The Woodlands community development
        venture............................................................   (85,041)   (36,478)    (241,877)   (108,944)
   Revenues of discontinued operations.....................................      (359)   (11,720)      (3,963)    (76,940)
   Other...................................................................       ---         70          ---         157
                                                                             --------   --------   ----------   ---------
        Total in condensed consolidated financial statements...............  $283,418   $263,367   $  923,762   $ 808,090
                                                                             ========   ========   ==========   =========

Operating expenses, exclusive of provision for bad debts, depreciation and amortization:
   Total reported above....................................................  $200,629   $138,905   $  626,374   $ 472,627
   Our share of operating expenses of proportionate share ventures and operating expenses of The Woodlands community development
        venture and partner's share of its NOI.............................   (58,018)   (12,717)    (165,902)    (37,973)
   Operating expenses of discontinued operations...........................       (73)    (5,030)      (1,445)    (35,132)
   Other...................................................................      (773)     3,309          (19)     13,658
                                                                             --------   --------   ----------   ---------
        Total in condensed consolidated financial statements...............  $141,765   $124,467   $  459,008   $ 413,180
                                                                             ========   ========   ==========   =========

Operating results:
   NOI.....................................................................  $168,189   $172,590   $  543,228   $ 521,190
   Interest expense........................................................   (60,379)   (54,195)    (178,626)   (163,873)
   NOI of discontinued operations..........................................      (286)    (6,690)      (2,518)    (41,808)
   Depreciation and amortization...........................................   (47,175)   (43,288)    (143,521)   (121,855)
   Other provisions and losses, net........................................   (45,268)    (2,887)     (51,448)    (22,644)
   Income taxes, primarily deferred........................................   (18,205)    (1,627)     (57,319)    (28,205)
   Our share of interest expense, ground rent expense, depreciation and amortization, other provisions and losses, net, income taxes and gains on operating properties of unconsolidated real
        estate ventures, net...............................................   (20,524)   (17,899)     (60,841)    (50,828)
   Other...................................................................    (1,310)    (4,027)      (4,375)    (12,785)
                                                                             --------   --------   ----------   ---------
        Earnings (loss) before net gains on dispositions of interests in  operating properties and discontinued operations in
            condensed consolidated financial statements....................  $(24,958)  $ 41,977   $   44,580   $  79,192
                                                                             ========   ========   ==========   =========

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

      The assets by segment and the reconciliation of total segment assets to the total assets in the condensed consolidated financial statements are as follows (in thousands):

                                                                                    September 30,      December 31,
                                                                                        2004               2003
                                                                                   --------------     --------------
Retail centers..................................................................   $    5,600,816     $    5,069,644
Office and other properties.....................................................        1,068,466          1,165,599
Community development...........................................................          838,792            835,525
Commercial development..........................................................          189,444            114,439
Corporate.......................................................................          246,786            327,294
                                                                                   --------------     --------------
        Total segment assets....................................................        7,944,304          7,512,501
Our share of assets of unconsolidated proportionate share ventures..............       (1,456,797)        (1,464,329)
Investments in and advances to unconsolidated proportionate share ventures......          561,697            591,072
                                                                                   --------------     --------------
        Total assets in condensed consolidated financial statements.............   $    7,049,204     $    6,639,244
                                                                                   ==============     ==============

      Investments in and advances to unconsolidated real estate ventures, by segment, are summarized as follows (in thousands):

                                                                                   September 30,       December 31,
                                                                                       2004                2003
                                                                                   -------------      --------------
Retail centers..................................................................   $     304,501      $      345,486
Office and other properties.....................................................         174,561             158,360
Community development...........................................................          97,617             144,021
                                                                                   -------------      --------------
        Total...................................................................   $     576,679      $      647,867
                                                                                   =============      ==============

(9)   OTHER PROVISIONS AND LOSSES, NET

Other provisions and losses, net consist of the following (in thousands):

                                                                             Three months             Nine months
                                                                         ended September 30,      ended September 30,
                                                                        ---------------------   -----------------------
                                                                          2004        2003         2004         2003
                                                                        --------   ----------   ----------   ----------
Pension plan settlement losses (see note 7)..........................   $    680   $    2,172   $    3,547   $    9,536
Pension plan curtailment loss (see note 7)...........................        ---          ---          ---       10,212
Net losses on early extinguishment of debt...........................        ---          715        3,313        6,442
Interest on the extraordinary dividend (see note 3)..................     22,215          ---       22,215          ---
Interest and penalties for other tax related matters (see note 3)....     22,373          ---       22,373          ---
Other, net...........................................................        ---          ---          ---       (3,546)
                                                                        --------   ----------   ----------   ----------
        Total........................................................   $ 45,268   $    2,887   $   51,448   $   22,644
                                                                        ========   ==========   ==========   ==========

      As discussed in note 7 above, we curtailed our defined benefit pension plans in the first quarter of 2003 and recognized a loss.

      During the nine months ended September 30, 2004, we recognized net losses of $3.3 million, primarily unamortized issuance costs, related to the extinguishment of debt not associated with discontinued operations prior to scheduled maturity and to the redemption of the Parent Company-obligated mandatorily redeemable securities. During the three and nine months ended September 30, 2003, we recognized net losses of $0.7 million and $6.4 million, respectively, primarily prepayment penalties related to the extinguishment of debt not associated with discontinued operations prior to scheduled maturity.

      As discussed in note 3, we agreed to pay interest on the extraordinary dividend and interest and penalties associated with other tax related matters.. The other amount for the nine months ended September 30, 2003 consists primarily of a fee of $3.8 million that we earned on the facilitation of a real estate transaction between two parties that are unrelated to us.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

(10)  NET GAINS ON DISPOSITIONS OF INTERESTS IN OPERATING PROPERTIES

Net gains on dispositions of interests in operating properties included in earnings (loss) from continuing operations are summarized as follows (in thousands):

                                                           Three months                      Nine months
                                                       ended September 30,               ended September 30,
                                                 -------------------------------   --------------------------------
                                                      2004             2003             2004              2003
                                                 --------------   --------------   --------------    --------------
Regional retail centers.....................     $          ---   $          ---   $          ---    $       21,561
Office and other properties.................                ---              ---           14,096               ---
Other.......................................                166              272              (42)              515
                                                 --------------   --------------   --------------    --------------
         Total..............................     $         166    $          272   $       14,054    $       22,076
                                                 ==============   ==============   ==============    ==============

      In 2000, we contributed our ownership interests in 37 buildings in two industrial parks to a joint venture in exchange for cash and a minority interest in the venture. We also guaranteed $44.0 million of indebtedness of the venture and, because of the nature of our continuing involvement in the venture, deferred gains of approximately $14.4 million. In June 2004, we redeemed our interest in the venture and terminated our guarantee of its indebtedness. Accordingly, we recognized the previously deferred gain of $14.4 million (net of deferred income taxes of approximately $1.7 million).

      In April 2004, we sold most of our interest in Westin New York, a hotel in New York City, for net proceeds of $15.8 million and recognized a gain of $1.4 million (net of deferred income taxes of $0.8 million).

      In 2003, in a transaction related to the sale of retail centers in the Philadelphia metropolitan area (see note 3), we acquired Christiana Mall from a party related to the purchaser and assumed a participating mortgage secured by Christiana Mall. The participating mortgage had a fair value of $160.9 million. The holder of this mortgage had the right to receive $120 million in cash and participation in cash flows and the right to convert this participation feature into a 50% equity interest in Christiana Mall. The holder exercised this right in June 2003. We recorded a portion of the cost of Christiana Mall based on the historical cost of the properties we exchanged to acquire this property because a portion of the transaction was considered nonmonetary under EITF Issue 01-2, "Interpretations of APB Opinion No. 29." As a consequence, when we subsequently disposed of the 50% interest in the property, we recognized a gain of $21.6 million.

(11)  PREFERRED STOCK

The shares of Series B Convertible Preferred stock had a liquidation preference of $50 per share and earned dividends at an annual rate of 6% of the liquidation preference. At the option of the holders, each share of the Series B Convertible Preferred stock was convertible into shares of our common stock at a conversion price of $38.125 per share (equivalent to a conversion rate of approximately
1.311 shares of common stock for each share of Preferred stock). The conversion price was subject to adjustment in certain circumstances such as stock dividends, stock splits, rights offerings, mergers and similar transactions. In addition, these shares of Preferred stock were redeemable for shares of common stock at our option, subject to certain conditions related to the market price of our common stock. There were 4,047,555 shares of Preferred stock issued and outstanding at December 31, 2003. On January 7, 2004, we called for the redemption of all outstanding shares of the Series B Convertible Preferred stock pursuant to the terms of its issuance and established February 10, 2004 as the redemption date. In the first quarter of 2004, we issued 5,308,199 shares of common stock upon conversion or redemption of all of the outstanding shares of Series B Convertible Preferred stock.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

(12)  EARNINGS (LOSS) PER SHARE

Information relating to the calculations of earnings (loss) per share ("EPS") of common stock for the three months ended September 30, 2004 and 2003 is summarized as follows (in thousands):

                                                                            2004                    2003
                                                                    ---------------------   ---------------------
                                                                      Basic      Diluted      Basic      Diluted
                                                                    ---------   ---------   ---------   ---------
Earnings (loss) from continuing operations......................    $ (24,792)  $ (24,792)  $  42,249   $  42,249
Dividends on unvested common stock awards
   and other....................................................         (164)       (164)       (163)        (91)
Dividends on Series B Convertible Preferred stock...............          ---         ---      (3,038)     (3,038)
                                                                    ---------   ---------   ---------   ---------
Adjusted earnings (loss) from continuing operations used in
   EPS computation..............................................    $ (24,956)  $ (24,956)  $  39,048   $  39,120
                                                                    =========   =========   =========   =========

Weighted-average shares outstanding.............................      103,153     103,153      89,117      89,117
Dilutive securities:
   Options, unvested common stock awards and other..............          ---         ---         ---       2,732
                                                                    ---------   ---------   ---------   ---------
Adjusted weighted-average shares used in EPS
   computation..................................................      103,153     103,153      89,117      91,849
                                                                    =========   =========   =========   =========

      Information relating to the calculations of earnings (loss) per share ("EPS") of common stock for the nine months ended September 30, 2004 and 2003 is summarized as follows (in thousands):

                                                                            2004                    2003
                                                                    ---------------------   ---------------------
                                                                      Basic      Diluted      Basic      Diluted
                                                                    ---------   ---------   ---------   ---------
Earnings from continuing operations.............................    $  58,634   $  58,634   $ 101,268   $ 101,268
Dividends on unvested common stock awards
   and other....................................................         (499)       (499)       (506)       (506)
Dividends on Series B Convertible Preferred stock...............          ---         ---      (9,114)     (9,114)
                                                                    ---------   ---------   ---------   ---------
Adjusted earnings from continuing operations used in
   EPS computation..............................................    $  58,135   $  58,135   $  91,648   $  91,648
                                                                    =========   =========   =========   =========

Weighted-average shares outstanding.............................      101,188     101,188      87,841      87,841
Dilutive securities:
   Options, unvested common stock awards and other..............          ---       2,149         ---       2,132
   Series B Convertible Preferred stock.........................          ---         623         ---         ---
                                                                    ---------   ---------   ---------   ---------
Adjusted weighted-average shares used in EPS
   computation..................................................      101,188     103,960      87,841      89,973
                                                                    =========   =========   =========   =========

      Effects of potentially dilutive securities are presented only in periods in which they are dilutive.

Part I. Financial Information
Item 1. Financial Statements.

                       THE ROUSE COMPANY AND SUBSIDIARIES

   Notes to Condensed Consolidated Financial Statements (Unaudited), continued

(13)  COMMITMENTS AND CONTINGENCIES

      Other commitments and contingencies (that are not reflected in the condensed consolidated balance sheets) at September 30, 2004 and December 31, 2003 are summarized as follows (in millions):

                                                                                               September 30,   December 31,
                                                                                                   2004            2003
                                                                                               -------------   ------------
Guarantee of debt of unconsolidated real estate ventures:
   Village of Merrick Park..................................................................   $       100.0   $      100.0
   Hughes Airport-Cheyenne Centers..........................................................             ---           28.8
Construction contracts for properties in development:
   Consolidated subsidiaries, primarily related to Fashion Show and The Shops at
        La Cantera..........................................................................           136.0          103.1
   Our share of unconsolidated real estate ventures, primarily related to the Village
        of Merrick Park and the venture developing The Woodlands............................             9.4            9.5
Contract to purchase Oxmoor Center..........................................................           118.0            ---
Contract to purchase an interest in Mizner Park.............................................             ---           18.0
Construction contracts for land development:
   Consolidated subsidiaries, primarily Columbia and Summerlin operations...................            84.3           83.1
   Our share of the unconsolidated venture developing The Woodlands.........................            26.2            ---
Our share of long-term ground lease obligations of unconsolidated real estate ventures......           120.3          121.1
Bank letters of credit and other............................................................            16.1           14.9
                                                                                               -------------   ------------
                                                                                               $       610.3   $      478.5
                                                                                               =============   ============

      We have guaranteed up to $100 million for the repayment of a mortgage loan of the unconsolidated real estate venture that owns the Village of Merrick Park. The amount of the guarantee may be reduced or eliminated upon the achievement of certain lender requirements. The fair value of the guarantee is not material. Additionally, venture partners have provided guarantees to us for their share (60%) of the loan guarantee.

      In August 2004, we agreed to purchase Oxmoor Center, a regional retail center in Louisville, Kentucky. This transaction closed in November 2004.We expect to assumed mortgage debt with a face value of approximately $60 million and paid $58 million in cash to the seller, using the proceeds of borrowings under our credit facility.

      We determined that several of our consolidated partnerships are limited-life entities. We estimate the fair values of minority interests in these partnerships at September 30, 2004 aggregated approximately $63.8 million. The aggregate carrying values of the minority interests were approximately $29.8 million at September 30, 2004.

      We and certain of our subsidiaries are defendants in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. We are also aware of claims arising from disputes in the ordinary course of business or related to our agreement to be acquired by GGP. We record provisions for litigation matters and other claims when we believe a loss is probable and can be reasonably estimated. We continuously monitor these claims and adjust recorded liabilities as developments warrant. We further believe that any losses we may suffer for litigation and other claims in excess of the recorded aggregate liabilities are not material. Accordingly, in our opinion, adequate provision has been made for losses with respect to litigation matters and other claims, and the ultimate resolution of these matters is not likely to have a material effect on our consolidated financial position or results of operations. Our assessment of the potential outcomes of these matters involves significant judgment and is subject to change based on future developments.

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